UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  01/07/2008

Animal Health International, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  1-33273

Delaware	71-0982698
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

7 Village Circle, Suite 200
Westlake, Texas 76262
(Address of principal executive offices, including zip code)

817-859-3000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.    Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On January 10, 2008, Animal Health International (the "Company") notified Nasdaq that it was no longer in compliance with Rule 4350(d) of Nasdaq's listing requirements requiring an audit committee to be comprised of three independent directors due to the unexpected death of Mr. Robert Oelkers on January 7, 2008. The Company's audit committee of the board of directors is currently comprised of two independent directors due to this one vacancy. The Company is relying on the exception set forth in Rule 4350(d) that provides that if an issuer fails to comply with the requirement that an audit committee be comprised of three independent directors due to one vacancy, the issuer shall regain compliance by the earlier of its next annual meeting of shareholders or one year from the occurrence of the event that caused the failure to comply with the requirement. The Company intends to fill the vacancy on the board of directors and appoint one additional independent director to the audit committee as promptly as possible.

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On January 10, 2008, the Company issued a press release stating that Robert Oelkers, a director of the Company, unexpectedly passed away on January 7, 2008.

The press release is attached as Exhibit 99.1 hereto.

Item 9.01.    Financial Statements and Exhibits

(d) Exhibits

99.1 Press release of the Company, dated January 10, 2008.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Animal Health International, Inc.

Date: January 10, 2008	By:	/s/ William F. Lacey
William F. Lacey
Senior Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description
EX-99.1	Press Release of the Company, dated January 10, 2008